Exhibit 3.1

CERTIFICATE OF FORMATION

OF

EMPIRE DISTRICT BONDCO, LLC

This Certificate of Formation of Empire District Bondco, LLC (the “LLC”), dated as of September 15, 2023, has been duly executed and is being filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.).

FIRST. The name of the limited liability company is Empire District Bondco, LLC.

SECOND. The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware are The Corporation Trust Company, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Jennifer Shewmake
Name:	Jennifer Shewmake
Authorized Person